FOR IMMEDIATE RELEASE
February 24, 2021
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS RECORD RESULTS
FOR FISCAL YEAR 2020; UPDATES EARNINGS AND CAPITAL GUIDANCE

•Earnings Per Share ("EPS")* increased to $4.26 in 2020 from $3.96 in 2019
•2020 EPS from continuing operations was a record $4.21, an increase of $0.49 or 13.2 percent over 2019
•Fourth quarter 2020 EPS from continuing operations increased $0.20, or 19.2 percent
•Expansion projects, customer growth, and pipeline replacement programs generated $15.5 million in additional gross margin** for 2020
•Finalization of the Hurricane Michael regulatory proceeding resulted in $10.9 million in gross margin**
•Acquisitions completed in 2019 and 2020 added $5.3 million in incremental gross margin**
•Pipeline expansion projects and full year impact of acquisitions completed in 2020 are expected to further enhance growth going forward
•The COVID-19 pandemic reduced net income by $1.0 million or $0.06 per share, which includes offsetting benefits from the establishment of regulatory assets totaling $1.9 million and reflecting the positive tax impacts from implementation of the CARES Act provisions
•Issued $63.7 million of equity in the fourth quarter of 2020 to permanently finance recent capital investments, resulting in an equity to total capitalization ratio of 50 percent at year end
•Announced new earnings and capital investment guidance through 2025 based upon the Company’s current investment and earnings outlook

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced financial results for the year and the fourth quarter ended December 31, 2020. Net income for 2020 was $71.5 million, or $4.26 per share compared to $65.2 million, or $3.96 per share for 2019. The Company's net income from continuing operations for 2020 was $70.6 million, or $4.21 per share. This represents an increase of $9.5 million, or $0.49 per share, above 2019 results.
Fourth quarter 2020 net income was $22.4 million, or $1.28 per share compared to $22.6 million, or $1.37 per share in 2019. The fourth quarter 2019 EPS results included $0.33 per share associated with a one-time gain from discontinued operations for our natural gas marketing business that we have exited. The Company's net income from continuing operations for the quarter ended December 31, 2020 was $21.7 million, or $1.24 per share compared to $17.1 million, or $1.04 for the same quarter of 2019.
Higher earnings for 2020 reflect increased earnings from the Hurricane Michael regulatory settlement reached with the Florida Public Service Commission ("PSC"); pipeline expansion projects; contributions from the acquisitions of Boulden, Inc. ("Boulden"), Elkton Gas Company ("Elkton Gas") and Western Natural Gas Company ("Western Natural Gas"); organic growth in the natural gas distribution operations, increased margin from Marlin Gas Services, LLC ("Marlin Gas Services"); higher retail propane margins and from gains on two property sales. The property sales were made possible due to the consolidation of certain operations. These increases were offset by $4.3 million in lower gross margin due to a decline in customer consumption driven primarily by weather and the unfavorable net impact of the coronavirus ("COVID-19") pandemic, which included the establishment of regulatory assets totaling $1.9 million for
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estimated net expense increases in our distribution utilities in accordance with the applicable PSC orders. We are continuing to review the various cost impacts associated with COVID-19 and will adjust these estimates, as necessary, in the future. Earnings for the fourth quarter were impacted by the factors noted above.

In March 2020, the U.S. Centers for Disease Control and Prevention (“CDC”) declared a national emergency due to the rapidly growing outbreak of COVID-19. In response to this declaration and the rapid spread of COVID-19 within the United States, federal, state and local governments throughout the country imposed varying degrees of restrictions on social and commercial activity to promote social distancing in an effort to slow the spread of the illness. These restrictions significantly impacted economic conditions in the United States in 2020 and are expected to continue well into 2021. Chesapeake Utilities is considered an “essential business,” which allows the Company to continue its operational activities and construction projects while the social distancing restrictions remain in place. In response to the COVID-19 pandemic and related restrictions, the Company implemented its pandemic response plan, which includes having all employees who can work remotely do so in order to promote social distancing and providing personal protective equipment to field employees to reduce the spread of COVID-19. For the year ended December 31, 2020, the estimated consolidated impact that COVID-19 had on our earnings was approximately $1.0 million, after reflecting the impact of the regulatory assets we established in the fourth quarter of 2020 for the net incremental expenses incurred by our natural gas and electric distribution businesses as well as the tax benefits from the CARES Act. Absent these positive impacts, the COVID-19 pandemic significantly reduced our operating income as a result of the reduced consumption of energy largely in the commercial and industrial sectors and incremental expenses incurred, including additional personal protective equipment, recording higher levels of bad debt expense and authorizing premium pay for frontline field personnel. The additional operating expenses we incurred support the ongoing delivery of our essential services during these unprecedented times. We will continue to monitor developments affecting our employees, customers, suppliers, stockholders and take additional precautions as warranted to operate safely and to comply with the CDC, Occupational Safety and Health Administration, and state and local requirements in order to protect our employees, customers and the communities.

"To say that 2020 was another remarkable year of performance would be an understatement. Our employees helped the Company deliver another year of record-breaking performance, our 14th year of consecutive earnings growth, despite the many headlines and challenges that not only faced us as a company but at a personal level and also as a country – a global pandemic, social justice inequities and political turmoil. Our team rose to the challenges, working together to deliver strong performance, to capitalize on many new growth opportunities, to keep our current expansion projects on target, and to drive efficiency, increased collaboration and continuous improvement across the organization," stated Jeffry M. Householder, President and Chief Executive Officer. "Our employees were determined that the challenges before us would not sidetrack our long-standing track record. We reported record earnings, added customers at a record pace, prudently issued equity to restore our capital structure back to our target ratio, and achieved positive shareholder returns. Strategically, we successfully completed seamless integrations of Boulden, Elkton Gas and Western Natural Gas - all while continuing to harvest organic growth, successfully settling the Hurricane Michael limited proceeding, expanding our pipeline and distribution service capacity and ensuring safe, reliable and clean energy service to our customers while staying connected to our communities. In recognition of our team's success and our future outlook as guided by our most recent strategic plan update, we have affirmed our existing financial guidance through 2022 and also extended our earnings and capital guidance through 2025."

Capital Investment and Earnings Guidance Update

The Company has continued to review its projections and affirms its EPS guidance of $4.70 to $4.90 per share for 2022, as previously announced in February 2020. After taking into consideration its recent strategic planning process, the expected impacts of COVID-19, including the anticipated regulatory relief and opportunities for continued collaboration across the enterprise, the Company is extending its EPS guidance for three more years through 2025 to a range of $6.05 to $6.25 per share.
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As the basis for its expanded EPS guidance, the Company's updated strategic plan supported the extension of its capital expenditure guidance. At the end of 2017, Management provided capital expenditure guidance of $750 million to $1 billion for the five years ended 2022. Through 2020, the Company has expended approximately $677.7 million and therefore, expects to hit the low end of the capital guidance range one year early in 2021. Given the capital forecast within the updated strategic plan, the Company is issuing new guidance forecasting capital expenditures of $750 million to $1 billion for the five years ended 2025.

*Unless otherwise noted, EPS information is presented on a diluted basis.

**This press release includes references to non-Generally Accepted Accounting Principles ("GAAP") financial measures, including gross margin. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that includes or excludes amounts, or that is subject to adjustments, so as to be different from the most directly comparable measure calculated or presented in accordance with GAAP. Our management believes certain non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.

The Company calculates "gross margin" by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane, and the cost of labor spent on direct revenue-producing activities and excludes depreciation, amortization and accretion. Other companies may calculate gross margin in a different manner. Gross margin should not be considered an alternative to operating income or net income, both of which are determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structures for unregulated businesses. The Company's management uses gross margin in measuring its business units' performance.

Operating Results for the Years Ended December 31, 2020 and 2019

Consolidated Results

	Year Ended December 31,
(in thousands)	2020	2019	Change	Percent Change
Gross margin	$350,260	$325,104	$25,156	7.7%
Depreciation, amortization and property taxes	77,913	63,415	14,498	22.9%
Other operating expenses	159,624	155,404	4,220	2.7%
Operating income	$112,723	$106,285	$6,438	6.1%

Operating income for the year ended December 31, 2020 increased by $6.4 million, or 6.1 percent, compared to the same period in 2019. Operating income for the period was reduced by an estimated $6.4 million due to unfavorable impacts of COVID-19, after the establishment of $1.9 million of regulatory assets that were recognized in the fourth quarter of 2020 in accordance with the respective PSC orders. Excluding the negative impacts of COVID-19, operating income for the year increased by $12.8 million. The higher performance for 2020 is a result of many different drivers, including the settlement of the Hurricane Michael regulatory proceeding, pipeline expansions, organic growth, gross margin contributions from natural gas and propane acquisitions completed in 2019 and 2020, and higher retail propane margins per gallon. Further contributing to the improved performance in 2020 was margin growth from the Company’s investments in the ongoing Florida Gas Reliability Infrastructure Program ("GRIP") and
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increased demand for Marlin Gas Services' compressed natural gas ("CNG") transportation services. These increases were partially offset by higher operating expenses related to growth initiatives and reduced customer consumption primarily due to milder weather during 2020.

Regulated Energy Segment

	Year Ended December 31,
(in thousands)	2020	2019	Change	Percent Change
Gross margin	$260,752	$240,203	$20,549	8.6%
Depreciation, amortization and property taxes	64,367	51,683	12,684	24.5%
Other operating expenses	104,261	101,936	2,325	2.3%
Operating income	$92,124	$86,584	$5,540	6.4%
Operating income for the Regulated Energy segment for 2020 was $92.1 million, an increase of $5.5 million, or 6.4 percent, compared to 2019. As mentioned previously, the Company established $1.9 million in regulatory assets based on the estimated net expense increases associated with COVID-19 as authorized by the various PSCs. Excluding the estimated unfavorable COVID-19 impacts of $4.2 million for the year, operating income increased $9.7 million as a result of the Hurricane Michael regulatory proceeding settlement, higher gross margin from expansion projects completed by Eastern Shore Natural Gas Company ("Eastern Shore") and Peninsula Pipeline Company, Inc. ("Peninsula Pipeline"), organic growth in our natural gas distribution businesses, contribution from the Elkton Gas acquisition and margin growth from GRIP. These increases were offset by lower customer consumption driven primarily by milder weather; higher depreciation, amortization and property taxes, including amortization of the regulatory asset associated with the Hurricane Michael regulatory proceeding settlement; new expenses associated with Elkton Gas; and higher other operating expenses.
The key components of the increase in gross margin are shown below:

(in thousands)
Margin contribution from Hurricane Michael regulatory proceeding settlement	$10,864
Eastern Shore and Peninsula Pipeline service expansions	8,006
Natural gas distribution customer growth (excluding service expansions)	3,370
Margin contribution from the Elkton Gas acquisition (completed July 2020)	1,344
Florida GRIP	1,239
Eastern Shore margin from capital relocation and non-service expansion projects	1,033
Unfavorable COVID-19 impacts on gross margin	(3,834)
Decreased customer consumption - primarily weather related	(1,340)
Other	(133)
Year-over-year increase in gross margin	$20,549

The major components of the increase in other operating expenses are as follows:

(in thousands)
Unfavorable COVID-19 impacts (higher operating expenses)	$2,285
Insurance (non-health) expense - both insured and self-insured components	1,442
Operating expenses from the Elkton Gas acquisition	651
Deferral of net expense increases of COVID-19 under PSC orders	(1,925)
Other variances	(128)
Year-over-year increase in other operating expenses	$2,325
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Unregulated Energy Segment

	Year Ended December 31,
(in thousands)	2020	2019	Change	Percent Change
Gross margin	$89,746	$85,266	$4,480	5.3%
Depreciation, amortization and property taxes	13,438	11,598	1,840	15.9%
Other operating expenses	55,644	53,730	1,914	3.6%
Operating income	$20,664	$19,938	$726	3.6%
Operating income for the Unregulated Energy segment for 2020 was $20.7 million, an increase of $0.7 million compared to 2019. Excluding the estimated COVID-19 impacts of $1.7 million, operating income increased $2.4 million as a result of incremental gross margin from the acquisitions of the Boulden and Western Natural Gas propane assets, higher retail propane margins per gallon, increased demand for Marlin Gas Services' CNG transportation services and higher rates from Aspire Energy. These increases were partially offset by reduced gross margins from overall warmer temperatures, higher depreciation, amortization and property taxes, expenses associated with recent acquisitions, and increased insurance expenses.
The key components of the increase in gross margin are shown below:

(in thousands)
Propane Operations
Boulden and Western Natural Gas acquisitions (completed December 2019 and October 2020)	$3,960
Increased retail propane margins per gallon driven by favorable market conditions and supply management	1,937
Decreased customer consumption - primarily weather related	(2,448)
Marlin Gas Services
Increased demand for CNG services	1,821
Aspire Energy
Higher margins from negotiated rate increases	1,312
Decreased customer consumption - primarily weather related	(517)
Unfavorable COVID-19 impacts on gross margin	(1,457)
Other variances	(128)
Year-over-year increase in gross margin	$4,480
The key components of the increase in other operating expenses are as follows:

(in thousands)
Operating expenses from Boulden and Western Natural Gas acquisitions	$1,510
Insurance expense (non-health) - both insured and self-insured	645
Other variances	(241)
Year-over-year increase in other operating expenses	$1,914
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Operating Results for the Quarters Ended December 31, 2020 and 2019

Consolidated Results

	Three Months Ended December 31,
(in thousands)	2020	2019	Change	Percent Change
Gross margin	$96,841	$88,900	$7,941	8.9%
Depreciation, amortization and property taxes	20,810	16,078	4,732	29.4%
Other operating expenses	40,826	43,181	(2,355)	(5.5)%
Operating income	$35,205	$29,641	$5,564	18.8%

Operating income during the fourth quarter of 2020 increased by $5.6 million, or 18.8 percent, compared to the same period in 2019. As mentioned in the annual results discussion, in the fourth quarter of 2020, regulatory assets totaling $1.9 million were recorded related to the net expense increases of COVID-19 incurred in the Company's regulated distribution businesses and authorized by the respective PSCs. This amount included $0.9 million of net expense increases that were previously recognized in the earlier quarters of 2020. Operating income for the quarter also increased as a result of the settlement of the Hurricane Michael regulatory proceeding, higher operating income from organic growth projects (pipeline expansions and new customer additions), gross margin contributions from acquisitions completed in 2019 and 2020, increased demand for Marlin Gas Services' CNG transportation services and margin growth from GRIP. These improvements were partially offset by decreased margin from customer consumption associated with milder weather during the quarter.

Regulated Energy Segment

	Three Months Ended December 31,
(in thousands)	2020	2019	Change	Percent Change
Gross margin	$69,007	$63,054	$5,953	9.4%
Depreciation, amortization and property taxes	17,223	12,989	4,234	32.6%
Other operating expenses	26,035	28,791	(2,756)	(9.6)%
Operating income	$25,749	$21,274	$4,475	21.0%
Operating income for the Regulated Energy segment increased by $4.5 million in the fourth quarter of 2020 compared to the same period in 2019. Higher operating income was a result of the settlement of the Hurricane Michael regulatory proceeding, expansion projects completed and underway by Eastern Shore and Peninsula Pipeline, contribution from the Elkton Gas acquisition, organic growth in the Company's natural gas distribution businesses and margin from increased investments in the Florida GRIP. These increases were partially offset by higher depreciation, amortization and property taxes including amortization of the regulatory asset associated with the Hurricane Michael regulatory proceeding settlement, new expenses associated with the Elkton Gas acquisition and milder weather. In the fourth quarter of 2020, as mentioned above, $1.9 million of regulatory assets were recorded, which offset the quarter’s negative impacts from COVID-19.
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The key components of the increase in gross margin are shown below:

(in thousands)
Margin contribution from Hurricane Michael regulatory proceeding settlement	$2,603
Eastern Shore and Peninsula Pipeline service expansions	2,529
Margin contributions from the Elkton Gas acquisition (completed in July 2020)	986
Natural gas growth (excluding service expansions)	873
Florida GRIP	561
Decreased customer consumption - primarily weather related	(657)
Unfavorable COVID-19 impacts	(1,200)
Other variances	258
Quarter-over-quarter increase in gross margin	$5,953

The major components of the decrease in other operating expenses are as follows:

(in thousands)
Deferral of net expense increases of COVID-19 under PSC orders	$(1,925)
Facilities maintenance costs and outside services	(1,279)
Payroll, benefits and other employee-related expenses	(552)
Operating expenses from the Elkton Gas acquisition	540
Unfavorable COVID-19 impacts (higher operating expenses)	342
Other variances	118
Quarter-over-quarter decrease in other operating expenses	$(2,756)

Unregulated Energy Segment

	Three Months Ended December 31,
(in thousands)	2020	2019	Change	Percent Change
Gross margin	$27,864	$25,926	$1,938	7.5%
Depreciation, amortization and property taxes	3,568	3,056	512	16.8%
Other operating expenses	14,682	14,249	433	3.0%
Operating income	$9,614	$8,621	$993	11.5%
Operating income for the Unregulated Energy segment increased by $1.0 million for the three months ended December 31, 2020, compared to the same period in 2019. Improved performance was driven by incremental margin from the propane acquisitions of Boulden and Western Natural Gas, margin growth from Marlin Gas Services and higher rates for Aspire Energy. These increases were partially offset by milder weather, expenses associated with recent acquisitions, higher depreciation, amortization and property taxes.
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The major components of the increase in gross margin are shown below:

(in thousands)
Marlin Gas Services - increased gross margin from demand for CNG transportation services	$1,127
Propane Operations:
Boulden and Western Natural Gas acquisitions (completed December 2019 and October 2020)	1,196
Decreased customer consumption - primarily weather related	(897)
Aspire Energy - higher margins from negotiated rate increases	862
Unfavorable COVID-19 impacts on gross margin	(312)
Other variances	(38)
Quarter-over-quarter increase in gross margin	$1,938
The major components of the increase in other operating expenses are as follows:

(in thousands)
Operating expenses from Boulden and Western Natural Gas acquisitions	$574
Depreciation, amortization and property tax costs due to new capital investments	254
Payroll, benefits and other employee-related expenses	(263)
Other variances	(132)
Quarter-over-quarter increase in other operating expenses	$433
Conference Call
Chesapeake Utilities will host a conference call on Thursday, February 25, 2021 at 4:00 p.m. Eastern Time to discuss the Company’s financial results for the year and quarter ended December 31, 2020. To participate in this call, dial 877.224.1468 and reference Chesapeake Utilities Corporation's 2020 Financial Results Conference Call. To access the replay recording of this call, the accompanying transcript, and other pertinent quarterly information, use the link CPK - Conference Call Audio Replay, or visit the Investors/Events and Presentations section of Company’s website at www.chpk.com.

About Chesapeake Utilities Corporation
Chesapeake Utilities is a diversified energy company engaged in natural gas transmission and distribution; electricity generation and distribution; propane gas distribution; mobile compressed natural gas services; and other businesses. Information about Chesapeake Utilities and its family of businesses is available at https://www.chpk.com.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Executive Vice President, Chief Financial Officer, and Assistant Corporate Secretary
302.734.6799

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Financial Summary
(in thousands, except per-share data)

	Year Ended		Quarter Ended
	December 31,		December 31,
	2020	2019	2020	2019
Gross Margin
Regulated Energy segment	$260,752	$240,203	$69,007	$63,054
Unregulated Energy segment	89,746	85,266	27,864	25,926
Other businesses and eliminations	(238)	(365)	(30)	(80)
Total Gross Margin	$350,260	$325,104	$96,841	$88,900

Operating Income
Regulated Energy segment	$92,124	$86,584	$25,749	$21,274
Unregulated Energy segment	20,664	19,938	9,614	8,621
Other businesses and eliminations	(65)	(237)	(157)	(254)
Total Operating Income	112,723	106,285	35,206	29,641
Other income (expense), net	3,222	(1,847)	224	(1,117)
Interest Charges	21,765	22,224	6,313	5,641
Income from Continuing Operations Before Income Taxes	94,180	82,214	29,117	22,883
Income Taxes on Continuing Operations	23,538	21,114	7,456	5,760
Income from Continuing Operations	70,642	61,100	21,661	17,123
Income (loss) from Discontinued Operations, Net of Tax	686	(1,349)	691	39
Gain on sale of Discontinued Operations, Net of tax	170	5,402	—	5,402
Net Income	$71,498	$65,153	$22,352	$22,564

Weighted Average Common Shares Outstanding:
Basic	16,711,579	16,398,443	17,439,993	16,403,776
Diluted	16,770,735	16,448,486	17,505,291	16,461,112

Basic Earnings Per Share of Common Stock
Earnings from Continuing Operations	$4.23	$3.73	$1.24	$1.05
Earnings from Discontinued Operations	0.05	0.24	0.04	0.33
Basic Earnings Per Share of Common Stock	$4.28	$3.97	$1.28	$1.38

Diluted Earnings Per Share of Common Stock
Earnings from Continuing Operations	$4.21	$3.72	$1.24	$1.04
Earnings from Discontinued Operations	0.05	0.24	0.04	0.33
Diluted Earnings Per Share of Common Stock	$4.26	$3.96	$1.28	$1.37

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Financial Summary Highlights

Key variances in continuing operations for the year ended December 31, 2020 included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Year ended December 31, 2019 Reported Results from Continuing Operations	$82,214	$61,100	$3.72

Adjusting for unusual items:
Unfavorable COVID-19 impacts	(5,864)	(4,284)	(0.26)
Decreased customer consumption - primarily weather related	(4,305)	(3,145)	(0.19)
Interest expense associated with the early extinguishment of FPU mortgage bonds	(961)	(715)	(0.04)
Favorable income tax impact associated with the CARES Act	—	1,841	0.11
Gains from sales of assets	3,162	2,317	0.14
Deferral of COVID expenses under PSC orders	1,925	1,432	0.09
	(6,043)	(2,554)	(0.15)
Increased (Decreased) Gross Margins:
Hurricane Michael Settlement Margin Impact*	10,864	7,936	0.47
Eastern Shore and Peninsula Pipeline service expansions*	8,006	5,849	0.35
Margin from recent acquisitions*	5,304	3,875	0.23
Natural gas growth (excluding service expansions)	3,370	2,462	0.15
Increased retail propane margins per gallon	1,937	1,415	0.08
Increased demand for CNG services for Marlin Gas Services*	1,821	1,331	0.08
Aspire Energy rate increases	1,312	959	0.06
Florida GRIP*	1,239	905	0.05
Eastern Shore margin from capital improvements and non-service expansion projects*	1,033	755	0.05
	34,886	25,487	1.52
(Increased) Decreased Other Operating Expenses (Excluding Cost of Sales):
Depreciation and amortization associated with Hurricane Michael regulatory proceeding settlement	(7,133)	(5,210)	(0.31)
Depreciation, amortization and property tax costs due to new capital investments	(6,262)	(4,575)	(0.27)
Operating expenses from recent acquisitions	(3,269)	(2,388)	(0.14)
Insurance	(2,088)	(1,525)	(0.09)
Payroll, benefits and other employee-related expenses	716	523	0.03
	(18,036)	(13,175)	(0.78)

Interest charges(1)	(1,232)	(900)	(0.05)
Increased share count from 2020 equity offerings	—	—	(0.08)
Other income tax effects	—	(1,060)	(0.06)
Lower pension expense	1,777	1,298	0.08
Net Other Changes	614	446	0.01
Year ended December 31, 2020 Reported Results from Continuing Operations	$94,180	$70,642	$4.21
* See the Major Projects and Initiatives table later in this press release.
(1) Interest charges includes amortization of a regulatory liability of $1.5 million related to the Hurricane Michael regulatory proceeding settlement.
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Key variances in continuing operations for the fourth quarter ended December 31, 2020 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Fourth Quarter 2019 Reported Results from Continuing Operations	$22,883	$17,123	$1.04

Adjusting for Unusual items:
Decreased customer consumption - primarily weather related	(1,375)	(1,023)	(0.06)
Unfavorable COVID-19 impacts	(1,040)	(774)	(0.04)
Interest expense associated with the early extinguishment of FPU mortgage bonds	(961)	(715)	(0.04)
Favorable income tax impact associated with the CARES Act	—	172	0.01
Deferral of COVID-19 expenses under PSC orders	1,925	1,432	0.08
	(1,451)	(908)	(0.05)

Increased (Decreased) Gross Margins:
Hurricane Michael Settlement Margin Impact*	2,603	1,942	0.11
Eastern Shore and Peninsula Pipeline service expansions*	2,529	1,881	0.11
Margin from recent acquisitions*	2,182	1,623	0.09
Increased demand for CNG services for Marlin Gas Services*	1,127	839	0.05
Aspire Energy rate increases	862	641	0.04
Natural gas growth (excluding service expansions)	873	650	0.04
Florida GRIP*	561	417	0.02
	10,737	7,993	0.46

(Increased) Decreased Other Operating Expenses (Excluding Cost of Sales):
Depreciation, amortization and property tax costs due to new capital investments	(2,530)	(1,882)	(0.11)
Hurricane Michael settlement agreement - depreciation and amortization impact	(1,778)	(1,326)	(0.08)
Operating expenses from recent acquisitions	(1,369)	(1,018)	(0.06)
Facilities maintenance costs and outside services	1,302	968	0.06
Payroll, benefits and other employee-related expenses	938	698	0.04
	(3,437)	(2,560)	(0.15)

Interest Charges(1)	(349)	(260)	(0.01)
Increased share count from 2020 equity offerings	—	—	(0.06)
Other income tax effects	—	(272)	(0.02)
Lower pension expense	646	481	0.03
Net Other Changes	88	64	—
Fourth Quarter 2020 Reported Results from Continuing Operations	$29,117	$21,661	$1.24
* See the Major Projects and Initiatives table later in this press release.
(1) Interest charges includes amortization of a regulatory liability of $0.3 million related to the Hurricane Michael regulatory proceeding settlement.

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The following information highlights certain key factors contributing to the Company’s results for the year ended December 31, 2020:

Recently Completed and Ongoing Major Projects and Initiatives
The Company constantly pursues and develops additional projects and initiatives to serve existing and new customers, and to further grow its businesses and earnings, with the intention of increasing shareholder value. The following represent the major projects/initiatives recently completed and currently underway. In the future, the Company will add new projects and initiatives to this table once substantially finalized and the associated earnings can be estimated.

	Gross Margin for the Period
	Year Ended December 31,		Estimate for Fiscal
(in thousands)	2019	2020	2021	2022
Pipeline Expansions:
Western Palm Beach County, Florida Expansion (1)	$2,139	$4,167	$4,984	$5,227
Del-Mar Energy Pathway (1) (2)	731	2,462	4,385	6,708
Auburndale	283	679	679	679
Callahan Intrastate Pipeline (2)	—	3,851	7,564	7,564
Guernsey Power Station	—	—	514	1,486
Total Pipeline Expansions	3,153	11,159	18,126	21,664

CNG Transportation	5,410	7,231	7,900	8,500

RNG Transportation	—	—	1,000	1,000

Acquisitions:
Boulden Propane	329	3,900	4,200	4,409
Elkton Gas	—	1,344	3,992	4,200
Western Natural Gas	—	389	1,800	1,854
Total Acquisitions	329	5,633	9,992	10,463

Regulatory Initiatives:
Florida GRIP	13,939	15,178	16,739	17,712
Hurricane Michael regulatory proceeding	—	10,864	11,014	11,014
Capital Cost Surcharge Programs	—	—	1,500	3,000
Total Regulatory Initiatives	13,939	26,042	29,253	31,726

Total	$22,831	$50,065	$66,271	$73,353
(1) Includes gross margin generated from interim services.
(2) Includes gross margin from natural gas distribution services.

Detailed Discussion of Major Projects and Initiatives

Pipeline Expansions
Western Palm Beach County, Florida Expansion
Peninsula Pipeline is constructing four transmission lines to bring additional natural gas to the Company's distribution system in West Palm Beach, Florida. The first phase of this project was placed into service in
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December 2018 and generated incremental gross margin of $2.0 million for the year ended December 31, 2020 compared to 2019. The Company expects to complete the remainder of the project in phases through the second quarter of 2021, and estimates that the project will generate annual gross margin of $5.0 million in 2021 and $5.2 million in 2022.
Del-Mar Energy Pathway
In December 2019, the FERC issued an order approving the construction of the Del-Mar Energy Pathway project. Eastern Shore anticipates that this project will be fully in-service by the beginning of the fourth quarter of 2021. The new facilities will: (i) ensure an additional 14,300 Dts/d of firm service to four customers, (ii) provide additional natural gas transmission pipeline infrastructure in eastern Sussex County, Delaware, and (iii) represent the first extension of Eastern Shore’s pipeline system into Somerset County, Maryland. Construction of the project began in January 2020, and interim services in advance of this project generated additional gross margin of $1.7 million for the year ended December 31, 2020. The estimated annual gross margin from this project including natural gas distribution service in Somerset County, Maryland, is approximately $4.4 million in 2021 and $6.7 million annually thereafter.
Auburndale
In August 2019, the Florida PSC approved Peninsula Pipeline's Transportation Service Agreement with the Florida Division of Chesapeake Utilities. Peninsula Pipeline purchased an existing pipeline owned by the Florida Division of Chesapeake Utilities and Calpine, and has completed the construction of pipeline facilities in Polk County, Florida. Peninsula Pipeline provides transportation service to the Florida Division of Chesapeake Utilities; these facilities increased both delivery capacity and downstream pressure as well as introduced a secondary source of natural gas for the Florida Division of Chesapeake Utilities' distribution system. Peninsula Pipeline generated additional gross margin from this project of $0.4 million for the year ended December 31, 2020 compared to 2019 and expects to generate annual gross margin of $0.7 million in 2021 and beyond.
Callahan Intrastate Pipeline
In May 2018, Peninsula Pipeline announced a plan to construct a jointly owned intrastate transmission pipeline with Seacoast Gas Transmission in Nassau County, Florida. The 26-mile pipeline will serve growing demand in both Nassau and Duval Counties. This project was placed in service in June 2020, one month earlier than initially forecasted, and generated $3.9 million in additional gross margin for the year ended December 31, 2020. The pipeline is expected to generate $7.6 million annually in gross margin in 2021 and beyond.
Guernsey Power Station
Guernsey Power Station, LLC ("Guernsey Power Station") and our affiliate, Aspire Energy Express, LLC ("Aspire Energy Express"), entered into a precedent firm transportation capacity agreement whereby Guernsey Power Station will construct a power generation facility and Aspire Energy Express will provide firm natural gas transportation service to this facility. Guernsey Power Station commenced construction of the project in October 2019. Aspire Energy Express is expected to commence construction of the gas transmission facilities to provide the firm transportation service to the power generation facility in the fourth quarter of 2021. This project is expected to produce gross margin of approximately $0.5 million in 2021 and $1.5 million in 2022 and beyond.

CNG Transportation
Marlin Gas Services provides CNG temporary hold services, contracted pipeline integrity services, emergency services for damaged pipelines and specialized gas services for customers who have unique requirements. For the year ended December 31, 2020, Marlin Gas Services generated additional gross margin of $1.8 million compared to the year ended December 31, 2019. The Company estimates that Marlin Gas Services will generate annual gross margin of approximately $7.9 million in 2021 and $8.5 million in 2022, with potential for additional growth in future years. Marlin Gas Services continues to actively expand the territories it serves, as well as leverage its patented technology to serve other markets, including pursuing liquefied natural gas transportation opportunities and renewable natural gas
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transportation opportunities from diverse supply sources to various pipeline interconnection points, as further outlined below.
RNG Transportation

Noble Road Landfill RNG Project
In September 2020, Fortistar and Rumpke Waste & Recycling announced commencement of construction of the Noble Road Landfill RNG Project in Shiloh, Ohio. The project includes the construction of a new state-of-the-art facility that will utilize advanced, patented technology to treat landfill gas by removing carbon dioxide and other components to purify the gas and produce pipeline quality RNG. Aspire Energy will utilize its existing natural gas gathering assets to inject the RNG from this project to its system for distribution to end use customers. Once flowing the RNG volume will represent nearly 10% of Aspire Energy’s gas gathering volumes. The project is expected to be in service in the fourth quarter of 2021.

Bioenergy Devco
In June 2020, the Company's Delmarva natural gas operations and Bioenergy Devco (“BDC”), a developer of anaerobic digestion facilities that create renewable energy and healthy soil products from organic material, entered into an agreement related to the development of a project to create renewable natural gas. BDC and the Company's affiliates are collaborating on this project in addition to several other project sites where organic waste can be converted into a potentially carbon-negative energy source. This project will provide the Company the opportunity to maintain the value of the green attributes of renewable natural gas as the gas is being distributed to natural gas distribution customers.

The renewable natural gas resource created from organic material at BDC's anaerobic digestion facilities in Delaware, will be processed for use by the Company's Delmarva natural gas operations. Marlin Gas Services will transport the sustainable fuel from the BDC facility to an Eastern Shore interconnection, where it will be introduced to the distribution system and ultimately distributed to the Company's natural gas customers.

CleanBay Project
In July 2020, the Company's Delmarva natural gas operations and CleanBay Renewables Inc. ("CleanBay") announced a new partnership to bring renewable natural gas to the Company's operations. As part of this partnership, Eastern Shore and Marlin Gas Services will transport the renewable natural gas produced at CleanBay's planned Westover, Maryland bio-refinery, to the Company's natural gas infrastructure in the Delmarva Peninsula region where it is ultimately delivered to the Delmarva natural gas distribution end use customers.

At the present time, the Company expects to generate $1.0 million in 2021 in incremental margin from renewable natural gas transportation beginning in 2021. As the Company continues to finalize contract terms associated with some of these projects, additional information will be provided regarding incremental margin at a future time.

Acquisitions

Boulden Propane
In December 2019, the Company’s propane distribution subsidiary, Sharp Energy, Inc. ("Sharp"), acquired certain propane customers and operating assets of Boulden which provides propane distribution service to approximately 5,200 customers in Delaware, Maryland and Pennsylvania. The customers and assets acquired from Boulden have been assimilated into Sharp. The operations acquired from Boulden generated $3.6 million of incremental gross margin for the year ended December 31, 2020 compared to 2019. The Company estimates that this acquisition will generate gross margin of approximately $4.2 million in 2021 and $4.4 million in 2022, with the potential for additional growth in future years.
Elkton Gas
In July 2020, the Company closed on the acquisition of Elkton Gas, which provides natural gas distribution service to approximately 7,000 residential and commercial customers within a franchised area
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of Cecil County, Maryland. The purchase price was approximately $15.6 million, which included $0.6 million of working capital. Elkton Gas’ territory is contiguous to Chesapeake’s franchised service territory in Cecil County, Maryland. The Company generated $1.3 million in additional gross margin from Elkton Gas for the year ended December 31, 2020 and estimates that this acquisition will generate gross margin of approximately $4.0 million in 2021 and $4.2 million in 2022 and beyond.

Western Natural Gas
In October 2020, Sharp acquired certain propane operating assets of Western Natural Gas, which provides propane distribution service throughout Jacksonville, Florida and the surrounding communities, for approximately $6.7 million, net of cash acquired. The acquisition was accounted for as a business combination within the Company's Unregulated Energy Segment in the fourth quarter of 2020. The Company generated $0.4 million in additional gross margin from Western Natural Gas Company in 2020 and estimates that this acquisition will generate gross margin of approximately $1.8 million in 2021 and slightly more in years thereafter.
Regulatory Initiatives

Florida GRIP
Florida GRIP is a natural gas pipe replacement program approved by the Florida PSC that allows automatic recovery, through rates, of costs associated with the replacement of mains and services. Since the program's inception in August 2012, the Company has invested $164.9 million of capital expenditures to replace 331 miles of qualifying distribution mains, including $21.0 million and $16.7 million of new pipes during 2020 and 2019, respectively. GRIP generated additional gross margin of $1.2 million for the year ended 2020 compared to 2019.

Hurricane Michael
In October 2018, Hurricane Michael passed through FPU's electric distribution operation's service territory in Northwest Florida and caused widespread and severe damage to FPU's infrastructure resulting in 100 percent of its customers in the Northwest Florida service territory losing electrical service.

In August 2019, FPU filed a limited proceeding requesting recovery of storm-related costs associated with Hurricane Michael (capital and expenses) through a change in base rates. FPU also requested treatment and recovery of certain storm-related costs as regulatory assets for items currently not allowed to be recovered through the storm reserve as well as the recovery of capital replaced as a result of the storm. Recovery of these costs included a component of an overall return on capital additions and regulatory assets. In March 2020, FPU filed an update to the original filing to account for actual charges incurred through December 2019, revised the amortization period of the storm-related costs from 30 years as originally requested to 10 years, and included costs related to Hurricane Dorian of approximately $1.2 million in this filing.

In September 2019, FPU filed a petition, with the Florida PSC, for approval of its consolidated electric depreciation rates. The petition was joined to the Hurricane Michael docket. The approved rates, which were part of the settlement agreement in September 2020 that is described below, were retroactively applied effective January 1, 2020.

In September 2020, the Florida PSC approved a settlement agreement between FPU and the Office of the Public Counsel regarding final cost recovery and rates associated with Hurricane Michael. Previously, the Florida PSC approved an interim rate increase, subject to refund, effective January 1, 2020, associated with the restoration effort following Hurricane Michael. FPU fully reserved these interim rates, pending a final resolution and settlement of the limited proceeding. The settlement agreement allowed FPU to: (a) refund the over-collection of interim rates through the fuel clause; (b) record regulatory assets for storm costs in the amount of $45.8 million including interest which will be amortized over six years; (c) recover these storm costs through a surcharge for a total of $7.7 million annually; and (d) collect an annual increase in revenue of $3.3 million to recover capital costs associated with new plant and a regulatory asset for the cost of removal and undepreciated plant. The new base rates and storm
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surcharge were effective on November 1, 2020. The following table summarizes the impact of Hurricane Michael regulatory proceeding for the year ended December 31, 2020:

For the Year Ended
(in thousands)	December 31, 2020
Gross Margin	$10,864
Depreciation	(1,184)
Amortization of regulatory assets	8,317
Operating income	3,731
Amortization of liability associated with interest expense	(1,475)
Pre-tax income	5,206
Income tax expense	1,403
Net income	$3,803

Capital Cost Surcharge Programs
In December 2019, the FERC approved Eastern Shore’s capital cost surcharge to become effective January 1, 2020. The surcharge, an approved item in the settlement of Eastern Shore’s last general rate case, allows Eastern Shore to recover capital costs associated with mandated highway or railroad relocation projects that required the replacement of existing Eastern Shore facilities. Eastern Shore expects to produce gross margin of approximately $1.5 million in 2021 and $3.0 million in 2022 from relocation projects.

Other Major Factors Influencing Gross Margin
Weather and Consumption
Weather conditions accounted for decreased gross margin of $4.3 million in 2020 compared to 2019 and $5.8 million compared to Normal temperatures as defined below. The following table summarizes heating degree day ("HDD") and cooling degree day (“CDD”) variances from the 10-year average HDD/CDD ("Normal") for the year and quarter ended December 31, 2020 compared to 2019.

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HDD and CDD Information

	For the Years Ended December 31,			For the Quarters Ended December 31,
	2020	2019	Variance	2020	2019	Variance
Delmarva
Actual HDD	3,716	4,089	(373)	1,300	1,513	(213)
10-Year Average HDD ("Normal")	4,294	4,379	(85)	1,497	1,533	(36)
Variance from Normal	(578)	(290)		(197)	(20)

Florida
Actual HDD	647	619	28	304	240	64
10-Year Average HDD ("Normal")	763	792	(29)	255	260	(5)
Variance from Normal	(116)	(173)		49	(20)

Ohio
Actual HDD	5,218	5,500	(282)	1,835	1,967	(132)
10-Year Average HDD ("Normal")	5,701	5,983	(282)	2,010	2,133	(123)
Variance from Normal	(483)	(483)		(175)	(166)

Florida
Actual CDD	2,775	3,200	(425)	363	360	3
10-Year Average CDD ("Normal")	2,982	2,939	43	316	314	2
Variance from Normal	(207)	261		47	46
Natural Gas Distribution Growth
Customer growth for the Company's natural gas distribution operations, as a result of the addition of new customers (excluding acquisitions) and the conversion of customers from alternative fuel sources to natural gas service, generated $3.4 million of additional margin for the year ended December 31, 2020 compared to 2019. The average number of residential customers served on the Delmarva Peninsula and Florida increased by approximately 5.3 percent and 4.1 percent, respectively during 2020. On the Delmarva Peninsula, a larger percentage of the margin growth was generated from residential growth given the expansion of gas into new housing communities and conversions to natural gas as our distribution infrastructure continues to build out. In Florida, as new communities continue to build out due to population growth and infrastructure is added to support the growth, there is increased load from both residential customers as well as new commercial and industrial customers. The details are provided in the following table:

	Gross Margin Increase
	For the Year Ended December 31, 2020
(in thousands)	Delmarva Peninsula	Florida
Customer growth:
Residential	$1,516	$807
Commercial and industrial	380	667
Total customer growth	$1,896	$1,474

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Capital Investment Growth and Associated Financing Plans

The Company's capital expenditures were $195.9 million (including the purchase of certain propane assets of Western Natural Gas and certain natural gas assets of Elkton Gas) for 2020. The following table shows total capital expenditures for the year ended December 31, 2020 by segment and by business line:

For the Year Ended
(dollars in thousands)	December 31, 2020
Regulated Energy:
Natural gas distribution	$85,257
Natural gas transmission	58,609
Electric distribution	3,234
Total Regulated Energy	147,100
Unregulated Energy:
Propane distribution	15,455
Energy transmission	19,398
Other unregulated energy	11,442
Total Unregulated Energy	46,295
Other:
Corporate and other businesses	2,480
Total 2020 Capital Expenditures	$195,875

The Company’s actual 2020 capital expenditures fell in the range of investment guidance provided in November 2020 of between $195 million to $215 million. From January 1, 2018 through December 31, 2020, the Company has invested $677.7 million in new capital expenditures.

The following table shows a range of the forecasted 2021 capital expenditures by segment and by business line:

	Estimate for Fiscal 2021
(dollars in thousands)	Low	High
Regulated Energy:
Natural gas distribution	$79,000	$85,000
Natural gas transmission	55,000	60,000
Electric distribution	9,000	13,000
Total Regulated Energy	143,000	158,000
Unregulated Energy:
Propane distribution	9,000	12,000
Energy transmission	14,000	15,000
Other unregulated energy	8,000	12,000
Total Unregulated Energy	31,000	39,000
Other:
Corporate and other businesses	1,000	3,000
Total 2021 Forecasted Capital Expenditures	$175,000	$200,000

The capital expenditure projection is subject to continuous review and modification. Actual capital requirements may vary from the above estimates due to a number of factors, including changing
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economic conditions, capital delays because of COVID-19 that are greater than currently anticipated, customer growth in existing areas, regulation, new growth or acquisition opportunities and availability of capital. Historically, actual capital expenditures have typically lagged behind the forecasted amounts.

In light of the 2021 capital expenditure projection, the Company expects to reach the low end of the current capital expenditures guidance range of $750 million to $1 billion for the five-year period between 2018-2022, in 2021 – one year early. In conjunction with resetting the EPS guidance, the Company is also resetting and extending its capital expenditure guidance as well. Given its updated strategic plan, the Company is issuing new guidance forecasting capital expenditures of $750 million to $1 billion over the future five-year period (2021-2025).

The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent. The Company's equity to total capitalization ratio, including short-term borrowings, was 50 percent as of December 31, 2020 within the target range.

The Company may utilize more temporary short-term debt, when the financing cost is attractive, as a bridge to the permanent long-term financing, or if the equity markets are more volatile. In September 2020, the Company entered into a $375.0 million syndicated revolving line of credit (the “Revolver”), with six participating lenders. The Revolver expires on September 29, 2021 and has a tiered commitment fee and interest rate schedule, based upon a pre-determined spread over LIBOR, depending upon the Company's total capitalization. As of December 31, 2020, the applicable commitment fee was 0.175 percent and the spread over LIBOR for the interest rate was 1.125 percent. As a result of entering into the Revolver, in September 2020, the Company terminated and paid outstanding balances for all previously existing bilateral lines of credit and its previous revolving credit facility. The Company's available credit under the new Revolver at December 31, 2020 was $196.9 million. More information about the Revolver as well as the renewal of several debt private placement shelf agreements is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

In terms of equity capital, the Company also maintains an effective shelf registration statement with the Securities and Exchange Commission for the issuance of shares under its Dividend Reinvestment and Direct Stock Purchase Plan (the “DRIP”). In June 2020, the Company also filed a shelf registration statement with the Securities and Exchange Commission, which provides for the issuance of shares of its common stock via a variety of offering types. In August 2020, the Company filed a prospectus supplement under the shelf registration statement for an At-the-Market (“ATM”) program under which the Company may issue and sell shares of common stock up to an aggregate offering price of $75.0 million. In the third and fourth quarters of 2020, the Company issued 1.0 million shares of common stock through our DRIP and the ATM programs and received net proceeds of approximately $83.0 million which were added to our general funds.

Depending on the Company’s capital needs and subject to market conditions, in addition to other debt and equity offerings, the Company may consider, as necessary in the future, issuing additional shares under the direct stock purchase component of the DRIP, the ATM program, or pursuant to its shelf registration statement.

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Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
For the Periods Ended December 31, 2020 and 2019
(in thousands, except shares and per share data)

	Year Ended		Fourth Quarter
	2020	2019	2020	2019
Operating Revenues
Regulated Energy	$352,746	$343,006	$93,511	$91,405
Unregulated Energy	152,526	154,151	48,060	45,166
Other businesses and eliminations	(17,074)	(17,552)	(4,533)	(4,597)
Total Operating Revenues	488,198	479,605	137,038	131,974
Operating Expenses
Regulated energy cost of sales	91,994	102,803	24,504	28,351
Unregulated energy and other cost of sales	45,944	51,698	15,691	14,723
Operations	142,055	137,845	36,540	38,285
Maintenance	15,587	15,679	3,892	4,479
Gain from a settlement	(130)	(130)	—	—
Depreciation and amortization	58,117	45,424	15,324	11,812
Other taxes	21,908	20,001	5,881	4,683
Total operating expenses	375,475	373,320	101,832	102,333
Operating Income	112,723	106,285	35,206	29,641
Other income (expense), net	3,222	(1,847)	224	(1,117)
Interest charges	21,765	22,224	6,313	5,641
Income from Continuing Operations Before Income Taxes	94,180	82,214	29,117	22,883
Income Taxes on Continuing Operations	23,538	21,114	7,456	5,760
Income from Continuing Operations	70,642	61,100	21,661	17,123
Income/(Loss) from Discontinued Operations, Net of tax	686	(1,349)	691	39
Gain on sale of Discontinued Operations, Net of tax	170	5,402	—	5,402
Net Income	$71,498	$65,153	$22,352	$22,564

Weighted Average Common Shares Outstanding:
Basic	16,711,579	16,398,443	17,439,993	16,403,776
Diluted	16,770,735	16,448,486	17,505,291	16,461,112

Basic Earnings Per Share of Common Stock:
Earnings Per Share from Continuing Operations	$4.23	$3.73	$1.24	$1.05
Earnings from Discontinued Operations	0.05	0.24	0.04	0.33
Basic Earnings per Share of Common Stock	$4.28	$3.97	$1.28	$1.38

Diluted Earnings Per Share of Common Stock:
Earnings Per Share from Continuing Operations	$4.21	$3.72	$1.24	$1.04
Earnings/(Loss) Per Share from Discontinued Operations	0.05	0.24	0.04	0.33
Diluted Earnings Per Share of Common Stock	$4.26	$3.96	$1.28	$1.37
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Chesapeake Utilities Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)

	As of December 31,
Assets	2020	2019
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated energy	$1,577,576	$1,441,473
Unregulated energy	300,647	265,209
Other	30,769	39,850
Total property, plant and equipment	1,908,992	1,746,532
Less: Accumulated depreciation and amortization	(368,743)	(336,876)
Plus: Construction work in progress	60,929	54,141
Net property, plant and equipment	1,601,178	1,463,797
Current Assets
Cash and cash equivalents	3,499	6,985
Trade and other receivables	61,675	50,899
Less: Allowance for credit losses	(4,785)	(1,337)
Trade receivables, net	56,890	49,562
Accrued revenue	21,527	20,846
Propane inventory, at average cost	5,906	5,824
Other inventory, at average cost	5,539	6,067
Regulatory assets	10,786	5,144
Storage gas prepayments	2,455	3,541
Income taxes receivable	12,885	20,050
Prepaid expenses	13,239	13,928
Derivative assets, at fair value	3,269	—
Other current assets	436	2,879
Total current assets	136,431	134,826
Deferred Charges and Other Assets
Goodwill	38,731	32,668
Other intangible assets, net	8,292	8,129
Investments, at fair value	10,776	9,229
Operating lease right-of-use assets	11,194	11,563
Regulatory assets	113,806	73,407
Receivables and other deferred charges	12,079	49,579
Total deferred charges and other assets	194,878	184,575
Total Assets	$1,932,487	$1,783,198

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Chesapeake Utilities Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)

	As of December 31,
Capitalization and Liabilities	2020	2019
(in thousands, except shares and per share data)
Capitalization
Stockholders’ equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 50,000,000 shares)	8,499	7,984
Additional paid-in capital	348,482	259,253
Retained earnings	342,969	300,607
Accumulated other comprehensive loss	(2,865)	(6,267)
Deferred compensation obligation	5,679	4,543
Treasury stock	(5,679)	(4,543)
Total stockholders’ equity	697,085	561,577
Long-term debt, net of current maturities	508,499	440,168
Total capitalization	1,205,584	1,001,745
Current Liabilities
Current portion of long-term debt	13,600	45,600
Short-term borrowing	175,644	247,371
Accounts payable	60,253	54,068
Customer deposits and refunds	33,302	30,939
Accrued interest	2,905	2,554
Dividends payable	7,683	6,644
Accrued compensation	13,994	16,236
Regulatory liabilities	6,284	5,991
Derivative liabilities, at fair value	127	1,844
Other accrued liabilities	15,240	12,077
Total current liabilities	329,032	423,324
Deferred Credits and Other Liabilities
Deferred income taxes	205,388	180,656
Regulatory liabilities	142,736	127,744
Environmental liabilities	4,299	6,468
Other pension and benefit costs	30,673	30,569
Operating lease - liabilities	9,872	9,896
Deferred investment tax credits and other liabilities	4,903	2,796
Total deferred credits and other liabilities	397,871	358,129
Environmental and other commitments and contingencies (1)
Total Capitalization and Liabilities	$1,932,487	$1,783,198
(1)Refer to Note 20 and 21 in the Company's Annual Report on Form 10-K for further information.
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Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended December 31, 2020				For the Three Months Ended December 31, 2019
	Delmarva NG Distribution(2)	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$15,167	$1,655	$8,690	$10,401	$15,569	$1,587	$8,169	$10,618
Commercial	7,598	1,706	6,436	8,778	8,087	1,622	6,784	9,416
Industrial	2,693	3,302	6,676	380	2,300	3,232	6,753	511
Other (1)	4,825	1,169	3,470	(1,668)	5,425	419	356	(2,145)
Total Operating Revenues	$30,283	$7,832	$25,272	$17,891	$31,381	$6,860	$22,062	$18,400

Volumes (in Dts for natural gas and KWHs for electric)
Residential	829,951	94,775	396,777	69,737	918,892	92,584	355,510	71,039
Commercial	940,837	1,153,767	378,371	73,024	977,449	1,157,869	439,246	76,916
Industrial	1,568,322	6,546,177	1,187,577	828	1,410,990	7,095,966	1,280,375	9,546
Other	73,937	—	899,896	—	82,532	—	802,196	—
Total	3,413,047	7,794,719	2,862,621	143,589	3,389,863	8,346,419	2,877,327	157,501

Average Customers
Residential	85,434	18,325	61,151	25,229	74,884	17,511	58,280	24,759
Commercial	7,790	1,591	4,014	7,315	7,112	1,556	3,959	7,271
Industrial	196	16	2,521	2	169	16	2,455	2
Other	9	—	15	—	19	—	12	—
Total	93,429	19,932	67,701	32,546	82,184	19,083	64,706	32,032

	For the Year Ended December 31, 2020				For the Year Ended December 31, 2019
	Delmarva NG Distribution(2)	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$64,640	$6,428	$32,547	$45,550	$62,708	$6,232	$32,016	$45,738
Commercial	30,788	6,498	24,247	34,494	33,070	6,418	26,708	38,254
Industrial	9,138	13,055	25,999	1,336	8,314	12,682	24,520	2,128
Other (1)	290	4,869	7,356	(4,517)	152	3,153	(826)	(8,704)
Total Operating Revenues	$104,856	$30,850	$90,149	$76,863	$104,244	$28,485	$82,418	$77,416

Volumes (in Dts for natural gas and KWHs for electric)
Residential	3,697,300	364,048	1,533,316	305,020	3,871,032	352,104	1,392,382	306,445
Commercial	3,671,768	4,424,053	1,497,452	293,262	3,776,388	4,475,776	1,714,574	310,856
Industrial	5,236,104	27,562,112	4,653,692	14,806	5,358,474	27,768,125	4,968,745	27,929
Other	270,013	—	2,900,247	—	220,541	—	2,574,925	—
Total	12,875,185	32,350,213	10,584,707	613,088	13,226,435	32,596,005	10,650,626	645,230

Average Customers
Residential	84,191	17,920	60,016	25,044	73,995	17,262	57,653	24,573
Commercial	7,764	1,584	3,990	7,280	7,097	1,546	3,932	7,243
Industrial	195	16	2,514	2	169	17	2,436	2
Other	16	—	14	—	15	—	12	—
Total	92,166	19,520	66,534	32,326	81,276	18,825	64,033	31,818

(1) Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.
(2) Operating revenues, volumes and average customers for the Delmarva natural gas distribution operations includes those for Elkton Gas which was acquired in July 2020.